EMPLOYMENT AGREEMENT

AGREEMENT made as of November 12, 2007 by and between Perma-Pipe, Inc. a Delaware corporation, ("Penna-Pipe" or the "Employer"), a wholly owned subsidiary of MFRI, Inc, a Delaware corporation, ("MFRI" or the "Parent Company") and Fati Elgendy, (the "Employee").

RECITALS

The Employee has been an employee of the Employer for many years; and

The Employer and the Employee desire to confirm their relationship with an Employment agreement, with ample consideration provided to each party, as provided for herein; and

NOW THEREFORE, in consideration of the premises and the mutual agreement hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Employment Term - The Employer agrees to employ the Employee and the Employee agrees to serve in the employ of the Employer for a period of five (5) years commencing on February 1,2007, (the "Initial Term"), in the position and with the responsibilities and duties set forth in Section 2 and on the other terms and conditions set forth in this Agreement. After the expiration of the Initial Term the Agreement will renew automatically for subsequent one year terms unless written notice is given by either party at least six (6) months in advance of the expiration of the Initial Term or any subsequent term. (The Initial Tenn as so extended is referred to herein as the "Term".)

2.
Position - Duties - The employee shall have the title of Vice-President of the Parent Company and the title of President and Chief Operating Officer of Penna-Pipe with such specific duties and responsibilities as he has had in recent years and as may be assigned from time to time by the Employer. The Employee shall perform his duties and responsibilities hereunder faithfully and diligently, in accordance with the budgets and business plans, policies and procedures of the Employer. The Employee shall devote his full business time and attention to the performance of his duties and responsibilities hereunder. The Employee hereby represents that the Employee is not bound by any confidentiality agreements or restrictive covenants that restrict or may restrict the Employee's ability to perform his duties and responsibilities hereunder, and agrees that he will not enter into such agreements or covenants during the Term, except agreements with the Employer or the Parent Company.

3.
Compensation - During the Term, in consideration of the performance by the Employee of the services set forth in Section 2 and the Employee's observance of the other covenants set forth herein, the Employer shall pay the Employee, and the Employee shall accept, the salary (the "Base Salary") and incentive compensation set forth in the Compensation Plan attached hereto as Exhibit A. Such Base Salary may be adjusted from time to time by the Employer in accordance with the Employer's normal practice.

4.
Expense Reimbursement - During the term of this Agreement, consistent with the Employer's policies and procedures as in effect from time to time, the Employer shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by the Employee in connection with the performance of the Employee's duties and responsibilities hereunder, upon presentation of proper accounts therefore in accordance with the Employer's policies.

5.
Other Benefits - During the Term, the Employee shall be entitled to the use of a car owned or leased at the Employer's expense and to such benefits as are from time to time made available to other Reporting Segment Presidents of the Employer on the same terms and conditions as they are available to such,Reporting Segment Presidents it being understood that the Employee shall be required to make substantially the same contributions and payments in order to receive any of such benefits as may be required of such Reporting Segment Presidents.

The Employer's benefit package includes both short term and long term disability benefit programs. The short term disability benefit currently provides, among other provisions, a standard schedule of partial salary payments over a six (6) month period following the commencement of a disability. The Employer agrees to provide for the Employee, in lieu of the standard schedule described above, full salary payments for the first six (6) months following the commencement of a disability as determined in good faith by the Employer. All other provisions of the short term disability program will apply to the Employee on the same terms and conditions as they are applied to other Reporting Segment Presidents of the Employer.

The long term disability benefit is currently an insured plan funded by the Employer that currently provides, among other provisions, 60% of earnings not to exceed $12,000 per month beginning after the six month waiting period covered by the short term disability plan. The Employer is seeking insurance to increase the maximum coverage amount for the Employee and its other most senior executives to $20,000 per month; all other provisions of the long term disability program would remain unchanged. Notwithstanding the foregoing, there can be no assurance that such additional coverage will be purchased and the Employer does not hereby commit to providing the Employee any long term disability benefit other than that which is made available from time to time to other Reporting Segment Presidents of the Employer.

6.
Termination of employment - For purposes of this Agreement, "Termination Date" means the last day of the Employee's employment with the Employer and "Expiration Date" means the last day of the Initial Term or any extended term of this Agreement.

6.1
Death - In the event of the death of the Employee during the Term, the Employer shall pay to the Employee's named beneficiary, or in the absence thereof to the estate or other legal representative of the Employee any Base Salary and incentive compensation provided in Section 3 and Exhibit A which accrued prior to the Employee's date of death and was not previously paid. The Base Salary portion shall be paid in accordance : with the Employer's established payroll payment procedures. The incentive compensation portion shall be prorated to the date of death and paid within 30 days after the Employer's auditors have finished their audit for the fiscal year in which the death occurred but not later than the 15th day of the third month following the end of such fiscal year.

6.2
Disability - The employment of the Employee may be terminated by the Employer as a result of the Employee's incapacitation by reason of sickness, accident or other physical or mental disability after a reasonable effort by the Employer to accommodate the Employee to enable him to perform his duties under this Agreement. After such termination, the Employer shall pay to the Employee any Base Salary and incentive compensation provided in Section 3 and Exhibit A which accrued prior to the Termination Date and was not previously paid. The Base Salary portion shall be paid in accordance with the Employer's established payroll payment procedures. The incentive compensation portion shall be prorated to the commencement of the disability and paid within 30 days after the Employers auditors have finished their audit for the fiscal year in which the termination occurred, but not later than the 15th day of the third month following the end of such fiscal year Neither the Employee nor the Employer shall have further rights or obligations under this Agreement except as provided in sections 6, 7, 8, 9, 10, 11 and 12.

6.3
Due Cause - The employment of the Employee may be terminated by the Employer at any time during the Term for Due Cause, (defined below). In the event of such termination, the Employer shall pay to the Employee the Base Salary and incentive compensation provided for in Section 3 and Exhibit A which accrued prior to the Termination Date and was not previously paid. The Base Salary portion shall be paid in accordance with the Employer's established payroll payment procedures. The incentive compensation portion shall be prorated to the Termination Date and paid within 30 days after the Employers auditors have finished their audit for the fiscal year in which the termination occurred, but not later than the 15th day of the third month following the end of such fiscal year. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement, except as provided in Sections 6, 7, 8, 9, 10, 11 and 12.

For purposes hereof, "Due Cause" means (a) a material breach of any of the Employee's obligations hereunder (it being understood that any breach of the provisions 2, 7, 8, 9, 10, 11 and 12 shall be considered material); (b) willful failure or inability to carry out his duties hereunder or to comply with the reasonable instructions, orders and directions of the President and/or the Chief Executive Officer of the Parent Company; (c) that the Employee has been convicted of, plead guilty to or admitted taking part in .any felony or with any lesser crime or offense involving moral turpitude; (d) a good faith determination by the Employer or the Parent Company that the Employee is guilty of fraud, embezzlement, dishonest or other willful or malicious acts of misconduct related to the Employee's employment; or (e) a good faith determination by the Employer or the Parent Company that the Employee is in violation of the Employer's alcohol and/or drug policy. In addition, the Employees employment shall be deemed to have terminated for Due Cause if, after the Termination Date, facts and circumstances are discovered that would have justified a termination for Due Cause.

6.4
Other Termination by the Employer - The Employer may terminate the Employee's employment at any time for whatever reason it deems appropriate. Any such termination shall constitute notice under Section 1 that the Term shall not be renewed. In the event that the Employer terminates the Employee's employment other than pursuant to Sections 6.1, 6.2 or 6.3 The Employee shall be entitled to the following amounts:

(a)	The employee's Base Salary through the Termination Date.

(b)
An amount equal to the Base Salary the Employee would have received pursuant to this Agreement, based upon his Base Salary rate in effect on the Termination Date, if his employment with the Employer had continued through the "Salary Continuation Period," which shall extend from the Termination Date until the later of (i) the last day of the Tenl1, or (ii) the termination of the 24 month period commencing on the Termination Date. The payments described in this Subsection 6.4(b) shall be paid in equal semi-monthly installments through the Salary Continuation Period without interest in accordance with the Employer's established payroll payment procedures.

(c)
Annual incentive payments with respect to each fiscal year of the Employer ending on or after the Termination Date through the fiscal year which includes the last day of the Term. For the first fiscal year of such annual incentive payments, Employee will receive an amount equal to 100% of the incentive payment earned by the Employee in the year immediately prior to the year in which the Termination Date occurred (the "Baseline Bonus"). For the following fiscal year, if applicable, he will receive an amount equal to 75% of the Baseline Bonus. For any subsequent fiscal year, he will receive an amount equal to 50% of the Baseline Bonus. In no event, however, will Employee receive incentive payments for any fiscal year in which the last day of the Term Occurs. The Company's obligation to pay annual incentive payments under this Subsection 6.4(c) is not dependent on Company performance for the fiscal years ending on or after the Termination Date. Each annual incentive payment, shall be paid to Employee after the end of the fiscal year to which the payment relates, but no later than the 15th day of the third month following the end of such fiscal year.

6.5
Employee's Voluntary Termination - In the event the Employee voluntarily terminates his employment with the Employer, for whatever reason, the Employer shall pay to the Employee the Base Salary and incentive provided for in Section 3 and Exhibit A which accrued prior to the Termination Date and has not previously been paid. The Base Salary shall be paid in accordance with the Employer's established payroll payment procedures. The incentive compensation portion shall be prorated to the Termination Date and paid within 30 days after the Employers auditors have finished their audit for the fiscal year in which the voluntary termination occurred.

6.6
Rights to Benefits - Upon termination of employment under any provision contained in this Section 6, the rights and benefits of the Employee, his estate or other legal representative under the employee benefit plans and programs of the Employer, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Employee nor the Employer shall have any further rights or obligations under this Agreement except as provided in Sections 6, 7, 8, 9, 10, 11 and 12.

7.
Assignment of Inventions, Improvements and Developments. The Employee hereby assigns and agrees to assign to the Employer the entire worldwide right, in all inventions, improvements and developments, patentable or unpatentable, which, during his employment by the Employer he shall have made or conceived or hereafter may make or conceive, either solely or jointly with others (a) with the use of the Employer's time, equipment, materials, supplies, facilities, or trade secrets or confidential business information or (b) resulting from or suggested by his work for the Employer or (c) in any way relating to any subject matter within the existing or contemplated business of the Employer, including, but not limited to, preinsulated and/or secondarily contained piping systems for district heating and cooling systems, oil and gas flow lines, chemical transportation and related products and materials. All such inventions, improvements and developments shall automatically and immediately be deemed to be the property of the Employer as soon as made or conceived. This assignment includes all rights to sue for all infringements, including those which may have occurred before this assignment. It is understood that this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Employer was used and which was developed entirely on the Employee's own time, the invention related (i) to the business of the Employer or (ii) to the Employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Employer.

8.
Disclosure. Employee agrees to disclose promptly to the Employer all such inventions, improvements and developments when made or conceived. Upon termination of his employment for any reason, Employee shall immediately give to Employer all written records of such inventions, improvements and developments and make all full disclosures thereof, whether or not they have been reduced to writing.

9.
Aid And Assistance. The Employee agrees, (a) to execute all documents necessary to protect inventions, improvement and developments assigned pursuant to Section 7, and to obtain, maintain, modify, or enforce any United States or foreign patent on such invention, improvements or developments; and (b) to cooperate with the Employer in every reasonable way possible in obtaining evidence for use in any such proceedings to obtain, maintain, modify or enforce any such patent. Employee agrees that he shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by him, in complying with the terms of this section 9.

10.
Agreement Not To Disclose Confidential Information. Employee recognizes and understands that the business of Employer is worldwide in scope, extending to all of the 50 states of the United States of America and many foreign countries, and that a substantial amount of the information used in Employer's business is confidential and proprietary to Employer, and that Employer has a legitimate interest and need to maintain this information in confidence during and subsequent to his employment. "Confidential Information" shall mean: information disclosed to or known by Employee in connection with or as a consequence of or through his employment with Employer, which is not generally known outside of Employer, the parent company and any of its subsidiaries (collectively, the "Companies"),and which is in fact confidential, relating to the business of Employer, including but not limited to inventions, products, machines, apparatus, molds, tools, dies, methods of manufacture, processes, compositions, formulas, drawings, blueprints, photographs, slides, motion pictures, videotapes, digital files, computer software, product specifications, trade secrets, price and discount lists, customers, customer lists, suppliers, supplier lists, personnel data, business and marketing plans, ideas, or strategies, financial performance and projections and cost data. Unless instructed or authorized in writing by Employer, the Employee agrees that he will not use, publish or divulge to any unauthorized person any such Confidential Information, during or after the Term.. Upon termination of his employment Employee shall, on or before his Termination Date, deliver to Employer any such Confidential Information. The covenant, against disclosure contained in this section shall terminate as to any Confidential Information which is published or becomes generally known to the public through no fault, action or inaction of the Employee, and, except as set forth in Sections 12 and 13 shall not preclude the Employee from accepting subsequent employment with a competitor of Employer or any other employer, wherever located.

11.
Return of Information. Upon termination of Employee's employment relationship with the Employer, Employee agrees to turn over and return to the Employer all property in Employee's possession which belongs to the Employer and all files, information and data received, held or developed by Employee while employed by the Employer, (and all copies thereof) including without limitation any lists of actual or potential customers or vendors.

12.
Agreement Not to Solicit Employees or Customers. During the period of Employee's employment and the Salary Continuation Period, (the" Restricted Period"), Employee shall not, without the written consent of the Employer, individually or as a proprietor, partner, joint venturer, stockholder, director, officer, trustee, principal agent, servant, or in any capacity whatsoever for any person, firm, partnership, limited liability company or corporation, directly or indirectly:

a.	Participate in the inducement or otherwise solicit or encourage any customers or vendors of the Companies to breach, modify or terminate any agreement or relationship they have with such company;

b.	Solicit for employment any employees of the Companies or induce or advise any employee to leave the employ of the Companies, as applicable;

c.
Perform service in an capacity for (i) any current customer of the Companies or (ii) any prospective customer of the Companies with which the Employer or the Parent Company or any of its subsidiaries was in active business discussions or negotiation at any time during the 6 month period preceding the Termination Date;

d.
Perform services for any competitor of the Companies or any other third party in any capacity where Confidential Information would reasonably be considered to be useful to the competitor or to such other third party to become a competitor of the Companies;

e.
Except to the extent required by applicable law, participate voluntarily with or provide assistance or information to any person or entity that is involved in a potential or existing business or legal dispute with the Companies;

f.
In the event of a violation of any provision of this Section 12, the Restricted Period shall be extended for a period equal to the period : beginning when the activities constituting such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith;

g.
The Employee's right to compete has been limited only to the extent necessary to protect the Companies from unfair competition. Employee acknowledges that nothing herein will prevent him from becoming gainfully employed in his chosen industry. If the scope or enforceability of the restrictive covenants contained in this Agreement is disputed, a court or other tribunal may modify and enforce the covenant to the extent necessary to be reasonable under these circumstances.

13.
Other Employment. The intent of this section is to protect the Confidential Information of the Companies. It is not intended to preclude the Employee from using knowledge and experience gained prior to his employment at the Employer to obtain employment elsewhere. During the Restricted Period, the Employee will not directly or indirectly accept employment with or render services (a) on behalf of a competitor of any of the Companies in any capacity where the Confidential Information of the Employer acquired by him during his employment with Employer would reasonably be considered useful to the competitor, or (b) on behalf of any other person or company where the Confidential Information would reasonably be considered useful to such other person or company to become a competitor of any of the Companies based in whole or in part on such Confidential Information. Employee's obligations under this clause shall be limited to those geographic areas in which such Confidential Information is used by any of the Companies or is reasonably expected to be used by any of the Companies in the future. It is lU1derstood that the geographical areas set forth in this clause are divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and this clause remains in effect for the remaining included geographic areas in which the clause is valid.

14.
Waiver Of Additional Consideration And Other Agreements. The Employee has not been promised, and agrees not to claim, any additional payment or other consideration, monetary or otherwise, for his performance under this Agreement, other than his Base Salary and incentive compensation as set forth in Section 3 and Exhibit A. The Employee has not executed and will not execute any agreement in conflict with this Agreement.

15.
Binding On Others, Modification. This Agreement shall be binding upon the Employees heirs, executors, administrators, or other legal representatives or assigns, and may not be modified except by an instrument in writing signed by the Chairman of the Board of the Employer or the Chairman of the Board or President of the Parent Company and by the Employee.

16.
Change of Control. The benefits hereunder with respect to the rights of the Employer may be assigned by the Employer to any other corporation acquiring all or substantially all of the assets of the Employer or to ally other corporation into which the Employer may be liquidated or with which the Employer may be merged or consolidated. The rights of the Company, hereunder, shall inure to the benefit of the Companies and Employee agrees, to execute on request any and all documents in connection therewith, provided such documents do not expand the rights of the Employer or the obligations of Employee otherwise provided under the terms of this Agreement, and that such documents do not reduce Employee's rights under this Agreement. Employee may not assign any rights under this Agreement for any reason.

17.
Severability. The provisions of this Agreement shall be severable, and if any provisions of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effects as though such void provision had not been contained herein.

18.
Post Employment. This Agreement shall remain in full force and effect after termination of the Employee's employment with respect to those causes which require him to perform or not to perform certain actions, and with respect to Employer's post-termination payment and other obligations.

19.
Entire Agreement. This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior written or oral agreement or understanding.

20.
Applicable Law. This agreement shall be deemed to be made and entered into pursuant to the laws of the State of Illinois, and, in the event of any dispute, shall be governed by and construed in accordance with the laws of the State of Illinois. In the event of a dispute regarding this Agreement, the Employee and Employer agree to submit to the jurisdiction of the United States District Court for the Northern District of Illinois, Eastern Division and/or the Circuit Court of Cook County of the State of Illinois and hereby waive any right to claim these Courts lack personal or subject matter jurisdiction over him or the dispute.

21.	Enforcement of Covenants. Employee understands and agrees that the above covenants are reasonably necessary to protect the business of the Employer and agrees that, if any court of competent jurisdiction determines that any such covenants are too broad or result in any unreasonable restrictions, such court may modify the covenants to make them enforceable to the maximum extent permitted by law. The Employee also agrees that the remedies at law for breach of the covenants herein contained are inadequate and that irreparable injury would result if the restrictions herein are not enforced and that the Employer shall be entitled to enforce this Agreement by injunction or other equitable relief, without the necessity of posting bond or security which is expressly waived by Employee. The Employee agrees that in addition to all remedies available at law or in equity to the Employer, if the Employee is proven in good faith to have breached any of the covenants set forth in Sections 10 and 11 hereof the Employer may, as liquidated damages and not as a penalty, cease paying the Employee any amounts due under this Agreement and the Employee agrees that all such sums shall be forever forfeited.

22.
Acknowledgment. The Employee hereby acknowledges that he has read this Agreement, that he fully understand and accepts the terms hereof, and that the Employer has given him the opportunity to consult with an attorney or some other third party to, explain the meaning of the terms of this Agreement prior to his signing this Agreement.

23.
Arbitration. In the event any claim or dispute of any nature shall arise out of or in connection with this Agreement, the interpretation thereof, or the performance of the parties or their obligations thereunder the party making the claim (the "Claimant") shall promptly mail to the other party an affidavit setting forth with specificity the facts relating thereto and the claim which such party makes (the "Claim"). If, within sixty (60) days of the delivery of that affidavit, the other party delivers a counter-affidavit to the Claimant disputing the Claim or the amount thereof, the dispute shall be resolved as provided below.

If no such counter-affidavit shall be received within such sixty (60) day period, the amount of the Claim and the facts stated in the affidavit shall be deemed established for the purpose of this Agreement. If a counter affidavit is delivered, the parties shall have thirty (30) days (which can be extended by mutual written agreement) (the "Resolution Period") to attempt to resolve among themselves any differences. In the event such a resolution occurs, that amount shall be deemed to be established for the purposes of this Agreement. If such a resolution fails to occur the dispute shall be submitted to arbitration, using the following procedure. Within seven (7) days after the expiration of the Resolution Period, the Employer and Employee shall each select an arbitrator. If either party shall fail to appoint an arbitrator, the sole arbitrator shall proceed to resolve the dispute according to this Section. The two arbitrators so designated shall promptly select a third arbitrator, and if the two arbitrators so chosen shall fail to select a third arbitrator within thirty (30) days of the date on which the second of said two arbitrators is chosen, the third arbitrator shall be selected by the American Arbitration Association. The determination of the Claim by a majority of the arbitrators shall be binding upon all parties and shall establish the amount of loss, damage compensation, or expense for the purpose of this Agreement. The arbitrators, or a majority of them, shall promptly deliver to the parties a certificate setting forth their determination and the reasons thereof. The arbitration provided for herein shall be conducted in accordance with the rules of the American Arbitration Association. The Courts of the State of Illinois located in Cook County and the federal courts within such State shall have jurisdiction with respect to the enforcement of any arbitral award and all other matters relating to any arbitration hereunder and judgment of such court shall be entered upon any such award. The parties submit themselves to the jurisdiction of the courts within such State for all purposes related to arbitrations arising under this Article. Regardless of who prevails in the arbitration the costs of the arbitration shall be paid one-half by Employer and one-half by Employee.

24.
Taxes. The Employer shall be entitled to deduct or withhold all applicable federal, state and local taxes where required on all amounts and/or other benefits payable to the Employee or any permitted successor in interest.

25.	Effect of Section 409A of the Tax Code. This Agreement shall be construed in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). In particular, to the extent that any provision of this Agreement would result in the applicability of the additional tax under Section 409A, such provision shall be deemed modified so as to avoid such applicability; provided, however, that such modification shall not result in the material diminution of benefits payable to Employee under this Agreement. In addition, the parties recognize that, to the extent that Employee is considered a "specified employee" for purposes of Section 409A of the Code, and that payments or benefits hereunder must be postponed until the end of the six month period following the Termination Date, such delay shall be implemented but, upon expiration of the six month period, all payments so delayed and otherwise due Employee under this Agreement shall be paid to him as promptly as permissible under Section 409A of the Code.

26.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

27.
No Implied Waivers. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.

28.	Capacity of Parties. The parties hereto warrant that they have the capacity and authority to execute this Agreement.

Executed at Niles, IL, this 12 day of November, 2007.

WITNESS:	FOR THE EMPLOYER:

s/s Bradley Mautner	s/s David Unger
MFRI, Inc. Bradley Mautner, President	MFRI, Inc. David Unger, Chief Executive Officer

EMPLOYEE
s/s Fati Elgendy
Fati Elgendy

Exhibit A

MFRI, INC. - EXECUTIVE COMPENSATION PLAN FOR FATI ELGENDY

UNTIL SUCH TIME AS THAT EMPLOYMENT AGREEMENT IS SIGNED, THE NON-FINANCIAL PROVISIONS OF PREVIOUS COMPENSATION AGREEMENTS WILL CONTINUE TO APPLY.

DATE:	February 13, 2008

COMPANY:	Perma-Pipe, Inc. or MFRI, Inc. as applicable

EMPLOYEE:	Fati Elgendy

TITLE:	President and Chief Operating Officer of Perma-Pipe, Inc. and Vice President of MFRI, Inc.

EFFECIVE DATE:	February 1, 2007

BASE SALARY:	$192,500 as modified from time to time by the Compensation Committee of the MFRI Board of Directors.

INCENTIVE EARNINGS:	Based upon earnings of Perma-Pipe, Inc.
6% of operating profit after incentives for all other unit employees in excess of
6% of sales, both as determined and confirmed by MFRI's annual audit.
GUARANTEE ABOVE BASE:	None

COMPANY CAR:
Yes at level 1 Current MFRI policy as modified from time to time by MFRI's Treasurer will determine the level values, personal portion and replacement schedule. The tax treatment will be in conformance with current law. Should the Employee desire a more expensive car than that provided for in the level 1 amount he will adjust MFRI's cost to level 1 either by paying the additional amounts himself or by arranging to drive the car for a longer period to balance MFRI's costs, as agreed with MFRI's Treasurer.

FRINGE BENEFITS:	As described in the MFRI's Employee Handbook and other related documents modified by provisions of the pending Employment Agreement when it is signed.

ADDED LIFE INSURANCE:	MFRI will provide $100,000 of life insurance in addition to that in the Company's fringe benefit program.

BUSINESS EXPENSES:	Business related expenses will be reimbursed as documented to the satisfaction of MFRI's controller.

NON-QUALIFIED DEFERRED COMPENSATION GRANT	$20,000 in 2007 and thereafter, subject to modification from time to time by the Compensation Committee of the MFRI Board of Directors.

PHYSICAL EXAMINATION:	The MFRI requires an annual physical examination at its expense. A doctor's report with the results of this examination is to be sent to the company.

OTHER PROVISIONS:
The Employee's incentive earnings from this plan will be credited to an account on the Company's books. The Company has the right to offset any funds due it from any amounts due to the Employee. The Company may also withhold any taxes and other amounts required by law to be withheld from amounts due to the Employee. Net incentive earnings may be withdrawn by the Employee after the annual audit of MFRI is completed. Incentive payments due or to become due under this plan may not be transferred or assigned.